ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-1
$ 349,390,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003   5,566,287     639,776     330,161    4.06%    7,024,838    7.20%
 Feb-2003   5,669,103     605,497     389,936    5.10%    5,525,840    6.02%
 Mar-2003   5,073,843     570,585     327,646    4.54%    5,418,045    6.26%
 Apr-2003   5,169,923     539,081     242,119    3.57%    5,393,348    6.63%
 May-2003   4,906,617     506,898     352,917    5.56%    5,145,940    6.75%
 Jun-2003   4,872,519     476,354     244,323    4.11%    5,213,077    7.31%
 Jul-2003   4,610,419     446,023     142,966    2.57%    5,314,644    7.96%
 Aug-2003   4,798,015     417,323     198,035    3.84%    5,397,431    8.72%
 Sep-2003   4,270,109     387,455     132,334    2.76%    5,346,715    9.28%
 Oct-2003   4,041,403     360,874     193,566    4.34%    4,134,514    7.72%
 Nov-2003   3,793,862     335,716     232,006    5.61%    3,574,773    7.20%
 Dec-2003   3,188,636     312,099     178,417    4.61%    3,460,466    7.46%

          _____________________________________
  Totals   55,960,735   5,597,681   2,964,425

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.